PETMED EXPRESS, INC.
QUARTER ENDED JUNE 30, 2007
CONFERENCE CALL TRANSCRIPT
JULY 23, 2007 AT 8:30 A.M. ET

Coordinator:	All sites please stand by. Today’s conference call is about to begin.

Welcome to the PetMed Express, Inc. doing business as 1-800-PetMeds Conference Call to review the financial results for the first fiscal quarter ended on June 30, 2007. At the request of the Company, this conference is being recorded. Founded in 1996, 1-800-PetMeds is America’s Largest Pet Pharmacy delivering prescription and non-prescription pet medications and other health products for dogs, cats and horses direct to the consumer.

1-800-PetMeds markets its products through national television, on-line, direct mail and print advertising campaigns which direct consumers to order by phone or on the Internet and aim to increase the recognition of the 1-800-PetMeds’ brand name. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the Company’s Chief Financial Officer, Mr. Bruce Rosenbloom. Sir, you may go ahead please.

Bruce Rosenbloom:
Thank you. I would like to welcome everybody here today. Before I turn the call over to Mendo Akdag, our Chief Executive Officer and President, I would like to remind everyone that the first portion of this call will be listen-only, until the question and answer session which will be later in the call.

Also, certain information that will be included in this press conference may include forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission.

Now let me introduce today’s speaker, Mendo Akdag, the Chief Executive Officer and President of 1-800-PetMeds….Mendo.

Mendo Akdag:
Thank you, Bruce. Welcome everyone. Thank you for joining us. Today we’ll review the highlights of our financial results. We’ll compare our first fiscal quarter ended on June 30, 2007, to last year’s quarter ended on June 30, 2006.

For the first fiscal quarter ended on June 30, 2007, sales were $59.0 million, compared to sales of $50.7 million for the same period the prior year, an increase of 16.5%. The increase was due to increased retail reorders and new orders offset by decreased wholesale sales. For the first fiscal quarter, net income was $6.2 million, or $0.25 diluted per share, compared to $4.8 million, or $0.20 diluted per share, for the same quarter last year, an increase to net income of 30%. Retail reorder sales increased by 18% to $40.0 million for the quarter compared to reorder sales of $33.9 million for the same quarter the prior year. Retail new order sales increased by 15% to $19.0 million for the quarter compared to $16.5 million for the same quarter the prior year. Wholesale sales were approximately $80,000 for the quarter compared to $270,000 for the same quarter the last year. The decrease was due to our decision to reduce wholesale sales to focus on retail business.

Exhibit 99.1 Page 1 of 5

We acquired approximately 236,000 new customers in our first fiscal quarter compared to 207,000 for the same period the prior year. Our average retail order was approximately $84 for the quarter and approximately 64% of our sales were generated on our web site for the quarter compared to 59% for the same quarter the prior year. Our Internet sales for the quarter increased by 26% to $37.9 million for the quarter compared to $30.1 million for the same quarter the last year.

The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off seasons.

For the first fiscal quarter, our gross profit percentage as a percent of sales was 38.4% compared to 39.7% for the same period a year ago. The percentage decrease can be attributed to increased product costs and freight costs, which we did not pass onto the consumer to be more price competitive.

Our general and administrative expenses as a percent of sales were 9.5% for the first fiscal quarter compared to 8.8% for the same quarter the prior year. The approximate 65 basis point increase can be attributed to the adoption of FIN 48 during the quarter. This resulted in approximately $386,000 of one-time uncollected sales tax expense in a state where for tax purposes, it was determined that the company had established nexus.

We spent $8.5 million in advertising for the quarter compared to $8.3 million for the same quarter the prior year, an increase of 2%. Advertising costs of acquiring a customer for the quarter was approximately $36 compared to $40 for the same quarter the last year. We had high response rates to our advertising campaigns for the quarter compared to the same quarter last year.

Regarding the income tax provision, during the quarter, it was determined that the Company was no longer a full tax payer in the State of Florida due to the fact that nexus was established in another state. This event triggered the lower effective tax rate in the fiscal year ended March 31, 2007, and for the June quarter. Going forward, we are anticipating an estimated tax rate reduction of approximately 1.5% compared to the last fiscal year.

Our working capital increased by $4.9 million to $55.5 million since March 31, 2007. The increase can mainly be attributed to cash flow generated from operations. We had $47.4 million in cash and temporary investments, and $15.7 million in inventory with no debt as of June 30, 2007. Net cash from operations for the quarter was $9.5 million.

In accordance with our share repurchase program, we repurchased 117,300 shares paying approximately $1,512,000 during the quarter. Capital expenditures for the quarter were approximately $256,000.

This ends the financial review. Operator, we’re ready to take questions.

Coordinator:	Our first question comes from Michael Cox with Piper Jaffray.

Michael Cox:	Good morning. Congratulations on the quarter guys.

Mendo Akdag:	Thank you Michael.

Michael Cox:
My question is on the advertising spend being roughly flat year over year. Given the favorable ad environment, I’m curious why you did not choose to spend more this quarter versus last year or was it a function of getting more for the incremental dollars spent this year?

Exhibit 99.1 Page 2 of 5

Mendo Akdag:
We were conservative especially with online advertising. We did not want to bring more traffic to our current web site while we are in the process of transferring our web site to a new platform, which will be more scalable and flexible.

Michael Cox:	So as we look to the back half of 2007 here, should we expect advertising spend to accelerate?

Mendo Akdag:
Not necessarily because as you know, the June quarter is the highest sales quarter, so it may not have as much of an impact on our current web site going forward. We may be a little bit more aggressive but we’ll see how it goes.

Michael Cox:	Okay, that’s fair. It’s been a couple of quarters since we’ve seen the reorder growth drop below 20%. Anything of note in the quarter to consider there?

Mendo Akdag:
When reorders increase as a percent of total sales, the reorder growth will decrease. The matrix we use is reorders as a percent of prior year’s total sales which for the June quarter was 79% compared to 78% for the same quarter the prior year. The matrix, the math we do is $40 million in reorders divided by the total sales for June 2006 quarter which was $50.7 million.

Michael Cox:
Okay that makes sense. And my last question as it relates to the Presidential election of 2008. I know we’re a ways off but I’m sure the campaigning will start up in earnest in the early part of next year. Just curious what your thoughts are and your plans from an advertising perspective as we move towards that season.

Mendo Akdag:
The state primaries, it looks like will be consolidated into February and March of 2008. If the contests are close, there may be some impact on news stations. We do not anticipate any impact on other cable stations. As far as the main elections are concerned, probably the heaviest impact will be in September and October of 2008. Again, news stations probably will be impacted with some spillover to other stations. We’re going to work around it. We’re likely going to be more aggressive in online advertising.

Michael Cox:	Great. Thanks a lot.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Our next question comes from William Lennan with First Albany.

William Lennan:
Hi. Pretty good quarter, some of my questions just went away. I did want to know your thoughts on gross margin. Do you have a target gross margin where this will stop being aggressive on pricing to meet whatever competition is driving it there - whether it’s vets or online? Or another way to think about it is how much erosion should we be thinking about year over year for the rest of the year on the gross margin line?

Mendo Akdag:
We do not have a target gross profit percent. What we attempt to do is maximize the gross profit dollars, and we price accordingly. At the end of the day, the consumers call the shots - it depends on how price sensitive the consumer is.

William Lennan:	Thank you.

Coordinator:	Thank you. Our next question comes from Michael Friedman with Noble Financial.

Michael Friedman:
Hi, just as a follow up on that, you mentioned that consumers are going to make the call. Can you give a little more color on who was the most aggressive in competing with you on price during the quarter?

Exhibit 99.1 Page 3 of 5

Mendo Akdag:
The vast majority of the consumers compare us to veterinarians. So the veterinarians are more price competitive than in the past. They’re matching our prices, but we are also finding out that convenience is just as important as price for the consumer.

Michael Friedman:
Okay, and then as far as G&A is concerned, should we look at the first quarter as an indicator as to what we should expect in subsequent quarters or is some of that a variable cost in there? Can you give us a little color on that?

Mendo Akdag:
There was a one-time charge as I mentioned in my presentation. There was a one-time $386,000 charge due to a nexus, which negatively impacted the G&A. I would expect about the same percent as a percent of sales as last fiscal year is what it appears like.

Michael Friedman:	Okay. All rightee. I think most everything else was already covered. So thank you.

Mendo Akdag:	Thank you.

Coordinator:	Thank you. Once again, that is star 1 to ask a question please. Our next question comes from Kristine Koerber with JMP Securities.

Kristine Koerber:
Hi, just one question, as far as, you indicated that you saw a good response in your ads. Can you give us some idea is it going to be on television or online, the specific mix of advertising? Thank you.

Mendo Akdag:
The majority was television. We had some online and print. As I mentioned, we were a bit conservative with online advertising because we’re in the process of transferring our web site to a new platform.

Kristine Koerber:	Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Your next question comes from Anthony Lebiedzinski with Sidoti & Company.

Anthony Lebiedzinski:	Good morning. What is the timing of the transferring of the web site?

Mendo Akdag:	Hopefully within weeks. We’re hoping - I thought it would already have been done by now but I think we are weeks away, not months at this time.

Anthony Lebiedzinski:	And what will be the most significant new features of this web site?

Mendo Akdag:
It will give us scalability so we can hopefully bring as much traffic as we would like. And secondly, we’ll have the flexibility to personalize the web site, but to accomplish all that will take longer time, probably about six months, but we’re testing now and hopefully we’ll go live within weeks.

Anthony Lebiedzinski:	Okay and the tax rate that you expect for the full year at 36.2%?

Mendo Akdag:
Somewhere around there. About 1.5% less than last fiscal year. I believe you’re right. It was about 37.7% last year. That would be the impact of nexus. There may be other impacts which could impact it but the impact of the nexus would be about 1.5%.

Anthony Lebiedzinski:	Okay and my last question is that, you know, every quarter you guys continue to build up cash. What are your priorities for usage of cash?

Mendo Akdag:	At this time, the stock repurchase plan is a priority.

Anthony Lebiedzinski:	Okay thanks.

Exhibit 99.1 Page 4 of 5

Coordinator:	Thank you. Our next question comes from William Lennan with First Albany.

William Lennan:
Just one follow up on the gross margin I forgot to ask. Was there any material difference between gross margin on new orders and reorders and what should we expect going forward on that question? Thanks.

Mendo Akdag:	No. There’s no material difference.

William Lennan:	Okay thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	Thank you. Once again that is star 1 to ask a question please. Thank you and at this time I show no further questions.

Mendo Akdag:
We’ll be focusing our efforts in three areas to capitalize on the pet industry’s growth trend. One, capturing additional market share; two, increasing reorders with personalized communication and health education content; and three, improving our current service levels.

This wraps up today’s conference call. Thank you for joining us. Operator, this ends the conference call.

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